Exhibit 2.18

CLIFFORD CHANCE

EXECUTION VERSION

DATED 01 MARCH 2013

STUDIO CITY INVESTMENTS LIMITED

AS PARENT

AND

DEUTSCHE BANK AG, HONG KONG BRANCH

AS AGENT

AMENDMENT AGREEMENT

RELATING TO A SENIOR FACILITIES AGREEMENT

DATED 28 JANUARY 2013

- i -

THIS AGREEMENT is dated 01 MARCH 2013

BETWEEN:

(1)	STUDIO CITY INVESTMENTS LIMITED, a company incorporated under the laws of The British Virgin Islands (registered number 1673083), whose registered office is at Appleby Corporate Services (BVI) Limited, Jayla Place, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (the “Parent”); and

(2)	DEUTSCHE BANK AG, HONG KONG BRANCH, as facility agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Amended Facilities Agreement” means the Senior Facilities Agreement, as amended by this Agreement.

“Senior Facilities Agreement” means the senior facilities agreement dated 28 January 2013 between, among others, the Parent and the Agent.

1.2	Incorporation of defined terms

(a)	Unless a contrary indication appears, a term defined in the Senior Facilities Agreement has the same meaning in this Agreement.

(b)	The principles of construction set out in the Senior Facilities Agreement shall have effect as if set out in this Agreement.

1.3	Clauses

In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause in or a Schedule to this Agreement.

1.4	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.5	Designation

In accordance with the Senior Facilities Agreement, the Agent and the Parent (on behalf of the Borrower) designates this Agreement as a Finance Document.

2.	AMENDMENT

With effect from the date of this Agreement, the Senior Facilities Agreement shall be amended as set out in Schedule 1 (Amendments to Senior Facilities Agreement).

3.	CONTINUITY AND FURTHER ASSURANCE

3.1	Continuing obligations

The provisions of the Senior Facilities Agreement and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect.

3.2	Further assurance

The Parent shall (and shall ensure that each Obligor, shall), at the request of the Agent and at the Agent’s expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

4.	MISCELLANEOUS

4.1	Incorporation of terms

The provisions of clause 39 (Notices), clause 41 (Partial invalidity), clause 42 (Remedies and waivers) and clause 48 (Enforcement) of the Senior Facilities Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” or “the Finance Documents” are references to this Agreement.

4.2	Costs and expenses

The Agent confirms that it has not incurred any costs and expenses (including legal fees) in connection with the negotiation, preparation, printing, execution and perfection of this Agreement and therefore acknowledges that it will not be making any claim for reimbursement in relation to any such costs and expenses under Clauses 20.1 (Transaction expenses) or 20.2 (Amendment costs) of the Senior Facilities Agreement.

4.3	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

5.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

AMENDMENTS TO SENIOR FACILITIES AGREEMENT

Part I (Original Lenders) of Schedule 1 (Original Parties) shall be deleted and replaced by the form of Part I (Original Lenders) of Schedule 1 (Amendments to Senior Facilities Agreement) set out below.

PART I

ORIGINAL LENDERS

Name of Original Lender	Term Loan Facility Commitment (HK Dollars)	Revolving Facility Commitment (HK Dollars)
Australia and New Zealand Banking Group Limited	$540,024,642.86	$41,540,357.14
Banco Espírito Santo do Oriente, S.A.	$288,013,142.86	$22,154,857.14
Banco Nacional Ultramarino, S.A.	$468,021,357.14	$36,001,642.86
Banco Weng Hang, S.A.	$57,602,628.57	$4,430,971.43
Bank of America, N. A.	$540,024,642.86	$41,540,357.14
Bank of China Limited, Macau Branch	$2,160,098,571.43	$166,161,428.57
Bank of Communications Co., Ltd. Macau Branch	$720,032,857.14	$55,387,142.86
Cathay United Bank Company, Limited, Hong Kong Branch	$72,003,285.71	$5,538,714.29
Chang Hwa Commercial Bank Ltd., Offshore Banking Branch	$36,001,642.86	$2,769,357.14
China CITIC Bank International Limited	$144,006,571.43	$11,077,428.57
Chong Hing Bank Limited, Macau Branch	$36,001,642.86	$2,769,357.14
Citibank, N.A., Hong Kong Branch	$540,024,642.86	$41,540,357.14
Crédit Agricole Corporate and Investment Bank, Hong Kong Branch	$468,021,357.14	$36,001,642.86
Crédit Industriel et Commercial, Singapore Branch	$72,003,285.71	$5,538,714.29
Dah Sing Bank, Limited	$36,001,642.86	$2,769,357.14
Deutsche Bank AG, Hong Kong Branch	$540,024,642.84	$41,540,357.16

Name of Original Lender	Term Loan Facility Commitment (HK Dollars)	Revolving Facility Commitment (HK Dollars)
First Commercial Bank Macau Branch	$36,001,642.86	$2,769,357.14
Industrial and Commercial Bank of China (Macau) Limited	$1,800,082,142.86	$138,467,857.14
National Australia Bank Limited, Hong Kong Branch	$288,013,142.86	$22,154,857.14
Tai Fung Bank Limited	$151,206,900.00	$11,631,300.00
The Bank of East Asia, Limited, Macau Branch	$288,013,142.86	$22,154,857.14
The Bank of Nova Scotia	$216,009,857.14	$16,616,142.86
UBS AG, Singapore Branch	$432,019,714.29	$33,232,285.71
Wing Lung Bank Limited, Macau Branch	$151,206,900.00	$11,631,300.00

Total	10,080,460,000.00	775,420,000.00

SIGNATURES

THE PARENT

STUDIO CITY INVESTMENTS LIMITED

By:	/s/ Geoffrey Davis
Print name: GEOFFREY DAVIS

AGENT

DEUTSCHE BANK AG, HONG KONG BRANCH

By:	/s/ Stuart Harding	By:	/s/ Ng Yue Min

Print name:	Stuart Harding Authorised Signatory	Print name:	Ng Yue Min Authorised Signatory

Address:	52/F, International Commerce Centre 1 Austin Road West Kowloon

Attention:	Trust and Securities Services

Telephone:	+852 2203 7858

Fax:	+852 2203 7320